Filed  pursuant  to
                                                     Rule   424(b)(3)
                                                     Registration   No 333-54092




                            ALTAIR INTERNATIONAL INC.
                            12,060,842 Common Shares
                            -------------------------

         This prospectus relates to the offering and sale of 12,060,842 common shares of Altair International Inc., without par value. All of the offered shares are to be sold by persons who are existing security holders and identified in the section of this prospectus entitled "Selling Shareholders." Of the shares offered hereby, 1,300,000 are currently owned by the selling shareholders and 1,383,672 are issuable upon the exercise of outstanding warrants to purchase common shares of Altair. The remaining 9,377,170 offered shares are being registered pursuant to a contractual obligation with one of the selling shareholders and represent an estimated number of common shares that Altair could have been required to issue to such selling shareholder pursuant to a 10% Asset-Backed Exchangeable Term Note. Such Exchangeable Term Note was terminated on December 28, 2001 after 824,799 common shares were issued upon the exercise of exchange rights that accrued thereunder. No additional common shares will be issued under the 10% Asset-Backed Exchangeable Term Note. In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended, this prospectus and the registration statement of which it is a part cover a presently indeterminate number of common shares issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

         We will not receive any of the proceeds from the sale of the shares offered hereunder. In the United States, our common shares are listed for trading under the symbol ALTI on the Nasdaq National Market. On December 31, 2001, the closing sale price of a common share, as reported by the Nasdaq National Market, was $1.40 per share. Unless otherwise expressly indicated, all monetary amounts set forth in this prospectus are expressed in United States Dollars.

         Our principal office is located at 1725 Sheridan Avenue, Suite 140, Cody, Wyoming 82414 U.S.A., and our telephone number is (307) 587-8245.


================================================================================
CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 IN THIS PROSPECTUS BEFORE INVESTING IN THE OFFERED SHARES BEING SOLD WITH THIS PROSPECTUS.
================================================================================


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                              Dated January 4, 2002

                                TABLE OF CONTENTS


RISK FACTORS.................................................................2


FORWARD-LOOKING STATEMENTS...................................................9


OUR COMPANY'S COMMON STOCK..................................................10


USE OF PROCEEDS.............................................................12


DILUTION....................................................................12


SELLING SHAREHOLDERS........................................................13


PLAN OF DISTRIBUTION........................................................20


DESCRIPTION OF OFFERED SECURITIES...........................................22


LEGAL MATTERS...............................................................22


EXPERTS.....................................................................22


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................23


WHERE YOU CAN FIND MORE INFORMATION.........................................24

                                  RISK FACTORS

         Before you invest in the offered securities described in this prospectus, you should be aware that such investment involves the assumption of various risks. You should consider carefully the risk factors described below together with all of the other information included in this prospectus before you decide to purchase the offered securities.

We have not generated, and may never generate, significant operating revenues.
------------------------------------------------------------------------------

         To  date,  we  have  not  generated  any   significant   revenues  from
operations. We have not completed development of the jig or the titanium processing technology and have not completed exploration of the Tennessee mineral property. We can provide no assurance that we will ever generate significant revenues from the jig or the Tennessee mineral property or that we will generate significant revenues from the titanium processing technology.

We may continue to experience significant losses from operations.
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         We have  experienced a loss from  operations in every fiscal year since our inception. Our losses from operations in 1999 were $3,729,534, our losses from operations in 2000 were $6,647,367 and our losses from operations during the first three-quarters of 2001 were $4,967,433. We will continue to experience a net operating loss until, and if, the titanium processing technology, the jig and/or the Tennessee mineral property begin generating significant revenues. Even if any or all such products or projects begin generating significant revenues, the revenues may not exceed our costs of production and operating expenses. We may not ever realize a profit from operations.

We may not be able to raise sufficient capital to meet future obligations.
------------------------------------------------------------------------- -

         As of September 30, 2001, we had $17,728 in unrestricted cash and $2,504,715 in restricted cash that is securing a letter of credit and is scheduled to be released as the outstanding principal balance is reduced. through In the absence of significant revenue, this amount of capital will likely prove insufficient to complete the testing and additional development work necessary to place the titanium processing technology into continuous operation. In addition, we will likely need additional capital for testing and development of the jig or exploration of the Tennessee mineral property. If we determine to construct and operate a mine on the Tennessee mineral property, we will need to obtain a significant amount of additional capital to complete construction of the mine and commence operations.

         We may not be able to obtain the amount of additional capital needed or may be forced to pay an extremely high price for capital. Factors affecting the availability and price of capital may include the following:

         o market factors affecting the availability and cost of capital generally;
         o   our financial results;
         o   the amount of our capital needs;
         o the market's perception of mining, technology and/or minerals stocks;

         o   the economics of projects being pursued;
         o industry perception of our ability to recover minerals with the jig or titanium processing technology or from the Tennessee mineral property; and
         o   the price, volatility and trading volume of our common shares.

If we are unable to obtain sufficient capital or are forced to pay a high price for capital, we may be unable to meet future obligations or adequately exploit existing or future opportunities, and may be forced to discontinue operations.

Our  competitors  may be able to raise  money  and  exploit  opportunities  more
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rapidly, easily and thoroughly than we can.
-------------------------------------------

         We have limited financial and other resources and, because of our earlier stage of development, have limited access to capital. We compete or may compete against entities that are much larger than we are, have more extensive resources than we do and have an established reputation and operating history. Because of their size, resources, reputation, history and other factors, certain of our competitors may have better access to capital and other significant resources than we do and, as a result, may be able to exploit acquisition and development opportunities more rapidly, easily or thoroughly than we can.

The sale of common shares  received upon exercise of exchange rights under notes
--------------------------------------------------------------------------------
or upon the exercise of warrants may place downward pressure on the market price
--------------------------------------------------------------------------------
of our common shares and encourage short selling.
-------------------------------------------------

         The exchange of exchange rights under existing and recently terminated notes and the exercise of warrants and subsequent sale of the common shares issuable upon such exchange may place downward pressure on the market price of our common shares. Speculative traders may anticipate the exercise of exchange rights or warrants and, in anticipation of a decline in the market price of our common shares, engage in short sales of our common shares. Such short sales could further negatively affect the market price of our common shares.

We have pledged substantial assets to secure the Secured Term Note.
-------------------------------------------------------------------

         We have pledged all of the intellectual property, fixed assets and common stock of Altair Technologies, Inc., our second-tier wholly-owned subsidiary, to secure repayment of a $2,000,000 Secured Term Note issued on December 28, 2001. Altair Technologies, Inc. owns and operates the titanium processing technology we acquired from BHP Minerals in 1999. The Secured Term
Note is also secured by a pledge of the common stock of Mineral Recovery Systems, Inc., which owns and operates our leasehold interests in the Camden, Tennessee area. If we default on the Secured Term Note, severe remedies will be available to the holder of the Secured Term Note, including immediate seizure and disposition of all pledged assets.

Operations using the titanium  processing  technology,  the jig or the Tennessee
--------------------------------------------------------------------------------
mineral property may lead to substantial environmental liability.
-----------------------------------------------------------------

         Virtually any proposed use of the titanium processing technology, the jig or the Tennessee mineral property would be subject to federal, state and local environmental laws. Under such laws, we may be jointly and severally liable with prior property owners for the treatment, cleanup, remediation and/or removal of any hazardous substances discovered at any property we use. In addition, courts or government agencies may impose liability for, among other things, the improper release, discharge, storage, use, disposal or transportation of hazardous substances. We might use hazardous substances and, if we do, we will be subject to substantial risks that environmental remediation will be required.

Certain of our experts and  directors  reside in Canada and may be able to avoid
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civil liability.
----------------

         We are an Ontario corporation, and a majority of our directors and our Canadian legal counsel are residents of Canada. As a result, investors may be unable to effect service of process upon such persons within the United States and may be unable to enforce court judgments against such persons predicated upon civil liability provisions of the United States securities laws. It is uncertain whether Canadian courts would (i) enforce judgments of United States courts obtained against us or such directors, officers or experts predicated upon the civil liability provisions of United States securities laws or (ii) impose liability in original actions against Altair or its directors, officers or experts predicated upon United States securities laws.

We are dependent on key personnel.
----------------------------------

         Our continued success will depend to a significant extent on the services of Dr. William P. Long, our President and Chief Executive Officer, and Mr. C. Patrick Costin, our Vice President and President of Fine Gold and MRS. The loss or unavailability of Dr. Long or Mr. Costin could have a material adverse effect on us. We do not carry key man insurance on the lives of Dr. Long or Mr. Costin.



We may issue  substantial  amounts  of  additional  shares  without  stockholder
--------------------------------------------------------------------------------
approval.
---------

         Our Articles of Incorporation authorize the issuance of an unlimited number of common shares. All such shares may be issued without any action or approval by our stockholders. In addition, we have two stock option plans which have potential for diluting of the ownership interests of our stockholders. The issuance of any additional common shares would further dilute the percentage ownership of Altair held by existing stockholders. Additional common shares could be issued at a lower price per share than the price you are being offered.

The market price of our common shares is extremely volatile.
------------------------------------------------------------

         Our common shares have been listed on the Nasdaq National Market since January 26, 1998. Trading in our common shares has been characterized by a high degree of volatility. Trading in our common shares may continue to be characterized by extreme volatility for numerous reasons, including the following:

         o Uncertainty regarding the viability of the titanium processing technology, the jig or the Tennessee mineral property;

         o Continued dominance of trading in our common shares by a small number of firms;

         o   Positive or negative announcements by us or our competitors;

         o Industry trends, general economic conditions in the United States or elsewhere, or the general markets for equity securities, minerals, or commodities; and

         o Speculation by short sellers of our common shares or other persons (such as the holders of the Exchangeable Term Note) who stand to profit from a rapid increase or decrease in the price of our common shares.

Future sales of currently  restricted  securities  or common  shares  subject to
--------------------------------------------------------------------------------
outstanding options may affect the market price of our common shares.
---------------------------------------------------------------------

         In general, Rule 144 of the Securities Act provides that outstanding restricted common shares of Altair may be sold subject to certain conditions beginning one year after issuance and, unless held by an affiliate of Altair, may be sold without limitation beginning two years after issuance. Future sales of currently restricted securities may have a negative effect on the market price of our common shares.

         In addition, shares issued upon exercise of options granted pursuant to our employee stock option plans are presently registered under the Securities Act. Subject to certain restrictions on resale by affiliates, such shares may be sold without restriction. The sale of any substantial number of common shares may have a depressive effect on the market price of our common shares.

We have never declared, and are currently prohibited from declaring, a dividend.
--------------------------------------------------------------------------------
         We have never declared or paid dividends on our common shares. We currently intend to retain any future earnings, if any, for use in our business and, therefore, do not anticipate paying dividends on our common shares in the foreseeable future.

We may not be able to sell nanoparticles  produced using the titanium processing
--------------------------------------------------------------------------------
technology.
-----------

         In the short run, we plan to use the titanium processing technology to produce titanium dioxide ("TiO2") nanoparticles. TiO2 nanoparticles are TiO2 crystals that are approximately one-tenth the size of conventional pigmentary TiO2 particles. Because of their small size, photocatalytic and ultraviolet shielding capabilities and other unique characteristics, TiO2 nanoparticles sell at a much higher price than conventional TiO2 particles and are used in products such as specialty surface coatings, UV protectant cosmetics and battery components.

         TiO2 nanoparticles and other products we intend to initially produce with the titanium processing technology generally must be customized for a specific application working in cooperation with the end user. We are still testing and customizing our TiO2 nanoparticle products for various applications and have no long-term agreements with end users to purchase any of TiO2 nanoparticle products. If we are unable to customize our TiO2 nanoparticle products to the satisfaction of customers or otherwise unable to obtain any long-term commitments from end-users of our TiO2 nanoparticle products, we may be unable to recoup our investment in the titanium processing technology and titanium processing equipment.

         In addition, the uses for such nanoparticles are limited, and the market for such nanoparticles is small, currently estimated at 3,800 tons per annum. In light of the small size of the market, we may not be able to profitably market any proposed nanoparticle products for any of the following reasons:

         o   there may be insufficient demand for such products;

         o despite strong initial demand for any such products, the market for such products may contract as a result of a decrease in demand for goods incorporating such products or other event;

         o   the  increased  supply of such products as a result of our entrance
             into  the  market  may  cause  the  price  to  drop,   reducing  or
             eliminating profitability; and

         o   competing   entities  may  begin   producing,   or  increase  their
             production  of   nanoparticles,   causing  the  price  to  drop  or
             displacing potential sales.

Our  costs  of  production  may  be so  high  as to  prevent  us  from  becoming
--------------------------------------------------------------------------------
profitable.
-----------

         We have not produced any mineral products using the titanium processing technology and equipment on a commercial basis. Our actual costs of production may exceed those of competitors and, even if our costs of production are lower, competitors may be able to sell TiO2 and other products at a lower price than is economical for Altair.

         In addition, even if our initial costs are as anticipated, the titanium processing equipment may break down, prove unreliable or prove inefficient in a commercial setting. If so, related costs, delays and related problems may cause production of TiO2 nanoparticles and related products to be unprofitable.

Our costs of production may exceed estimates.
---------------------------------------------

         We have not produced any mineral products using the processing technology and equipment on a commercial basis. Our actual costs of production may exceed those of competitors and, even if our costs of production are lower, competitors may be able to sell TiO2 and other products at a lower price than is economical for Altair.

         In addition, even if our initial costs are as anticipated, the titanium processing equipment may break down, prove unreliable or prove inefficient in a commercial setting. If so, related costs, delays and related problems may cause production of TiO2 nanoparticles and related products to be unprofitable.

We have not  completed  testing  and  development  of the jig and are  presently
--------------------------------------------------------------------------------
focusing our resources on other projects.
-----------------------------------------

         We have not completed testing of, or developed a production model of, any series of the jig. We do not expect to complete testing and development of the jig during the coming year and have determined to focus most of our limited resources on the titanium processing technology and the Tennessee mineral property. We may never develop a production model of the jig.

Even if we complete  development of the jig, the jig may prove  unmarketable and
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may not perform as anticipated in a commercial operation.
---------------------------------------------------------

         The designed capacity of the Series 12 jig is too small for coal washing, heavy minerals extraction, and most other intended applications of the jig, except use in small placer gold mines or similar operations. Even if the Series 12 jig is completed and performs to design specifications in subsequent tests or at a commercial facility, we believe that, because of its small capacity, the potential market for the Series 12 jig is limited.

         If we complete development of and begin marketing a production model of the Series 30 jig, it may not prove attractive to potential end users, may be rendered obsolete by competing technologies or may not recover end product at a commercially viable rate. Even if technology included in the jig initially proves attractive to potential end users, performance problems and maintenance issues may limit the market for the jig.

The jig faces  competition  from other  jig-like  products and from  alternative
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technologies.
-------------

         Various jig-like products and alternative mineral processing technologies perform many functions similar or identical to those for which the jig is designed. Results from further tests or actual operations may reveal that these alternative products and technologies are better adapted to any or all of the uses for which the jig is intended. Moreover, regardless of test results, consumers may view any or all of such alternative products and technologies as technically superior to, or more cost effective than, the jig.

Certain patents for the jig have expired, and those that have not expired may be
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difficult to enforce.
---------------------

         All of the initial patents issued on the jig have expired, and we are unable to prevent competitors from copying the technology once protected by such patents. Additional patents related to the process through which water is pulsed through the cylindrical screen on the jig expire beginning in 2010, and patents for an efficiency-enhancing aspect of the cylindrical screen expire during 2018. The cost of enforcing patents is often significant, especially outside of North America. Accordingly, we may be unable to enforce even our patents that have not yet expired.

We have not completed  examining the feasibility of mining the Tennessee mineral
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property.
---------

         We are currently in the process of conducting feasibility testing of the Tennessee mineral property. Because we are at an early stage of testing, we are unable to provide any assurance that mining of the Tennessee mineral property is feasible or to identify all processes that we would need to complete before we could commence a mining operation on the Tennessee mineral property. To the extent early feasibility testing yields positive results, we expect feasibility testing to involve, among other things, the following:

         o operating a pilot mining facility to determine mineral recovery efficiencies and the quality of end products;
         o additional drilling and sampling in order to more accurately determine the quantity; quality and continuity of minerals on the Tennessee mineral property;
         o examining production costs and the market for products produced at the pilot facility;
         o   designing any proposed mining facility;
         o identifying and applying for the permits necessary for any proposed full-scale mining facility; and
         o attempting to secure financing for any proposed full-scale mining facility.

         Our  test  production  at  the  pilot  plant,   economic  analysis  and
additional exploration activities may indicate any of the following:

         o that the Tennessee mineral property does not contain heavy minerals of a sufficient quantity, quality or continuity to permit any mining;
         o   that production costs exceed anticipated revenues;
         o that end products do not meet market requirements or customer expectations;
         o that there is an insufficient market for products minable from the Tennessee mineral property; or
         o that mining the Tennessee mineral property is otherwise not economically or technically feasible.

Even if we conclude that mining is economically and technically feasible on the Tennessee mineral property, we may be unable to obtain the capital, resources and permits necessary to mine the Tennessee mineral property. Market factors, such as a decline in the price of, or demand for, minerals recoverable at the Tennessee mineral property, may adversely affect the development of mining operations on such property. In addition, as we move through the testing process, we may identify additional items that need to be researched and resolved before any proposed mining operation could commence.

We cannot  forecast the life of any potential  mining  operation  located on the
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Tennessee mineral property.
---------------------------

         We have not explored and tested the Tennessee mineral property enough to establish the existence of a commercially minable deposit (i.e. a reserve) on such property. Until such time as a reserve is established (of which there can be no assurance), we cannot provide an estimate as to how long the Tennessee mineral property could sustain any proposed mining operation.

We may be  unable to  obtain  necessary  environmental  permits  and may  expend
--------------------------------------------------------------------------------
significant resources in order to comply with environmental laws.
-----------------------------------------------------------------

         In order to begin construction and commercial mining on the Tennessee mineral property, we must obtain additional federal, state and local permits. We will also be required to conform our operations to the requirements of numerous federal, state and local environmental laws. Because we have not yet commenced design of a commercial mining facility on the Tennessee mineral property, we are not in a position to definitively ascertain which federal, state and local mining and environmental laws or regulations would apply to a mine on the Tennessee mineral property. Nevertheless, we anticipate having to comply with and/or obtain permits under the Clean Air Act, Clean Water Act and Resource Conservation and Recovery Act, in addition to numerous state laws and regulations before commencing construction or operation of a mine on the Tennessee mineral property. We can provide no assurance that we will be able to comply with such laws and regulations or obtain any such permits. In addition, obtaining such permits and complying with such environmental laws and regulations may be cost prohibitive.

The market for  commodities  produced using the jig or at the Tennessee  mineral
--------------------------------------------------------------------------------
property may significantly decline.
-----------------------------------

         If the jig is successfully developed and manufactured on a commercial basis, we intend to use the jig, or lease the jig for use, to separate and recover valuable, heavy mineral particles. Active international markets exist for gold, titanium, zircon and many other minerals potentially recoverable with the jig. Prices of such minerals fluctuate widely and are beyond our control. A significant decline in the price of minerals capable of being extracted by the jig could have significant negative effect on the value of the jig. Similarly, a significant decline in the price of minerals expected to be produced on the Tennessee mineral property could have a significant negative effect on the viability of a mine or processing facility on such property.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "likely," "believe," "intend," "expect," or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors noted in the previous section and other cautionary statements throughout this prospectus and our periodic filings with the SEC that are incorporated herein by reference. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this prospectus or any applicable filings materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intended.

         Among the key factors that may have a direct bearing on our operating results are risks and uncertainties described under "Risk Factors," including those attributable to the absence of operating revenues or profits, uncertainties regarding the development and commercialization of the titanium processing technology and the jig, development risks associated with the Tennessee mineral property and uncertainties regarding our ability to obtain capital sufficient to continue our operations and pursue our proposed business strategy.

                           OUR COMPANY'S COMMON STOCK
                           Price Range of Common Stock

         Beginning on January 26, 1998, our common shares began trading on the Nasdaq National Market under the symbol "ALTIF" (changed to "ALTI" on May 23,
2000) The following table sets forth, for the periods indicated, the high and low sales prices for our common shares, as reported on the Nasdaq National Market.

Fiscal Year Ended December 31, 1999                 Low          High
                                                    ----------   -----------

         1st Quarter                                   $6.063       $9.875
         2nd Quarter                                    4.125        6.875
         3rd Quarter                                    3.875        5.000
         4th Quarter                                    3.453        5.063

Fiscal Year Ended December 31, 2000                 Low          High
                                                    ----------   -----------

         1st Quarter                                   $3.625       $9.469
         2nd Quarter                                   $2.750       $5.625
         3rd Quarter                                   $2.000       $4.469
         4th Quarter                                   $0.719       $3.500


Fiscal Year Ended December 31, 2001                 Low          High
                                                    ----------   -----------

         1st Quarter                                   $1.313       $3.438
         2nd Quarter                                   $2.00        $2.910
         3rd Quarter                                   $1.240       $2.740
         4th Quarter                                   $1.01        $1.80

The last sale price of the common shares, as reported on the Nasdaq National Market, on December 31, 2001 was $1.40.

                  Outstanding Shares and Number of Shareholders

         As of December 31, 2001, the number of common shares outstanding was 22,694,142, held by approximately 500 holders of record. In addition, as of the same date, we had reserved 5,241,700 common shares for issuance upon exercise of options that have been, or may be, granted under our employee stock option plans and 2,787,007 common shares for issuance upon the exercise of outstanding warrants. In addition, we have issued the Secured Term Note, pursuant to which a presently indeterminable number of additional common shares may be issued.

         Of our outstanding common shares, 1,866,668 were "restricted securities," as defined in Rule 144 as of September December 31, 2001. The resale of 550,000 of such restricted securities has been registered under the registration statement of which this prospectus is part. The "restricted securities" that have not been registered under the registration statement of which this prospectus is a part were issued between August 4, 2000 and December 31, 2001.

                                    Dividends

         We have never declared or paid dividends on our common shares. Moreover, we currently intend to retain any future earnings for use in our business and, therefore, do not anticipate paying any dividends on our common shares in the foreseeable future.

                          Transfer Agent and Registrar

         The Transfer Agent and Registrar for our common shares is Equity Transfer Services, Inc., Suite 420, 120 Adelaide Street West, Toronto, Ontario, M5H 4C3.

                        Canadian Taxation Considerations

         Dividends paid on common shares owned by non-residents of Canada are subject to Canadian withholding tax. The rate of withholding tax on dividends under the Income Tax Act (Canada) (the "Act") is 25%. However, Article X of the reciprocal tax treaty between Canada and the United States of America (the "Treaty") generally limits the rate of withholding tax on dividends paid to United States residents to 15%. The Treaty further generally limits the rate of withholding tax to 5% if the beneficial owner of the dividends is a U.S. corporation which owns at least 10% of the voting shares of the company.

         If the beneficial owner of the dividend carries on business in Canada through a permanent establishment in Canada, or performs in Canada independent personal services from a fixed base in Canada, and the shares of stock with respect to which the dividends are paid are effectively connected with such permanent establishment or fixed base, the dividends are taxable in Canada as business profits at rates which may exceed the 5% or 15% rates applicable to dividends that are not so connected with a Canadian permanent establishment or fixed base. Under the provisions of the Treaty, Canada is permitted to apply its domestic law rules for differentiating dividends from interest and other disbursements.

         A capital gain realized on the disposition of our common shares by a person resident in the United States (a "Non-resident") will be subject to tax under the Act if the shares held by the Non-resident are "taxable Canadian property." In general, our common shares will be taxable Canadian property if the particular Non-resident used (or in the case of a Non-resident insurer, used or held) the common shares in carrying on business in Canada or, where at any time during the five-year period immediately preceding the realization of the gain, not less than 25% of the issued and outstanding shares of any class or series of shares of the Company were owned by the particular Non-resident, by persons with whom the particular Non-resident did not deal at arms' length, or by any combination thereof. If the common shares constitute taxable Canadian property, relief nevertheless may be available under the Treaty. Under the Treaty, gains from the alienation of common shares owned by a Non-resident who has never been resident in Canada generally will be exempt from Canadian capital gains tax if the shares do not relate to a permanent establishment or fixed base which the Non-resident has or had in Canada, and if not more than 50% of the value of the shares was derived from real property (which includes rights to explore for or to exploit mineral deposits) situated in Canada.

                                 USE OF PROCEEDS
         All proceeds from any sale of offered shares, less commissions and other customary fees and expenses, will be paid directly to the selling shareholders selling the offered shares. We will not receive any proceeds from the sale of any of the offered shares.

                                    DILUTION
         Our unaudited net tangible book value at September 30, 2001 was $3,716,444, or approximately $.18 per each of the 20,578,909 common shares then outstanding and approximately $.11 per share had all of the 12,060,842 offered shares been issued and outstanding on that date. Accordingly, new investors who purchase shares may suffer an immediate dilution of the difference between the purchase price per share and approximately $.11 per share.

         As of December 31, 2001, there were outstanding warrants and options to purchase up to 8,028,707 common shares. The existence of such warrants and options may hinder future equity offerings by us, and the exercise of such warrants and options may have an adverse effect on the prevailing market price of the common shares. Furthermore, the holders of warrants and options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

                              SELLING SHAREHOLDERS

         All of the offered shares are to be sold by persons who are existing security holders of Altair. The selling shareholders acquired their shares, warrants and Exchangeable Term Note in private placements of (i) the Exchangeable Term Note and 350,000 warrants that we completed on December 15, 2000 (ii) 50,000 shares and 50,000 warrants that we completed on August 22, 2000, (iii) 500,000 shares and 500,000 warrants that we completed on August 4, 2000, (iv) 325,339 warrants that we completed on March 31, 2000, (v) 83,333 warrants that we completed on March 3, 2000, (vi) 75,000 warrants that we completed on February 15, 2000, and (vii) 100,000 shares that we completed on December 29, 1997.

         Of the common shares offered hereby, 1,300,000 are currently owned by the selling shareholders and 1,383,672 are issuable upon exercise of outstanding warrants. The remaining 9,377,170 offered shares relate to the Exchangeable Term Note, which is exchangeable into our common shares. The Exchangeable Term Note was terminated on December 28, 2001 after 824,799 common shares were issued. No additional common shares will be issued under the 10% Asset-Backed Exchangeable Term Note.

         For purposes of this prospectus, we have assumed that the number of shares issuable upon exercise of each of the warrants is the number stated on the face thereof. The number of shares issuable upon exercise of the warrants, and available for resale hereunder, is subject to adjustment and could materially differ from the estimated amount depending on the occurrence of a stock split, stock dividend, or similar transaction resulting in an adjustment in the number of shares subject to the warrants.

                  Beneficial Ownership of Selling Shareholders

         The table that begins on the top of the next page sets forth, as of the date of this prospectus:

o    the name of each selling shareholder,
o certain beneficial ownership information with respect to the selling shareholders,
o the number of shares that may be sold from time to time by each selling shareholder pursuant to this prospectus, and
o the amount (and, if one percent or more, the percentage) of common shares to be owned by each selling shareholder if all offered shares are sold.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants or other purchase rights, to the extent exercisable within 60 days of the date of this prospectus, are treated as outstanding for purposes of computing each selling shareholder's percentage ownership of outstanding common shares.


                                                                                            Shares Beneficially Owned
                                         Beneficial Ownership                                 upon Completion of the
                                          Prior to Offering                                        Offering(1)
                                   ---------------------------------                       ----------------------------
                                                                          Number of
                                      Number of                         Shares Being        Number of
     Beneficial Owner                   Shares            Percent(2)       Offered           Shares         Percent
------------------------------     ----------------    -------------    --------------     ------------    ------------

Doral 18, LLC                         1,514,816(3)       4.9%(4)           10,377,170          500,000        2.2%
     David White**
     John Fern**

Louis Schnur                          3,100,000(5)       9.9%(6)              750,000        3,100,000        9.9%

MBRT Trust(7)                           412,500(8)         2.0%               350,000           62,500          *
     Shayne Davis**

Gibson Family Limited                   233,334(9)         1.1%               100,000        133,334            *
Partnership
Tom Gibson**

Anderson LLC                           250,261(10)         1.2%               250,261           0              --
     David Sims**

Toyota on Western, Inc.                      0(11)          *                  83,333           0              --
     Louis Schnur**

De Jong & Associates, Inc.              75,000(12)          *                  75,000           0              --
     Ron de Jong**

Ladenburg   Thalmann  &  Co.,           75,078(13)          *                  75,078           0              --
Inc.

All Selling  Shareholders  as        5,660,989(3)(14)     22.1%          12,060,842        3,795,834          14.4%
a Group
---------------------

*        Represents less than one percent of the outstanding common shares.
** Such individual has authority to make voting and investment decisions with respect to the securities of Altair held by the entity listed above such individual's name. Where two or more individuals are listed, each has such authority acting without the other.

(1) Assuming the sale by each selling shareholder of all of the shares offered hereunder by such selling shareholder. There can be no assurance that any of the shares offered hereby will be sold.
(2) The percentages set forth above have been computed assuming the number of common shares outstanding equals the sum of (a) 22,694,142, which is the number of common shares actually outstanding on December 31, 2001, and (b) common shares subject to exercisable warrants and exchange rights with respect to which such percentage is calculated.
(3) Includes 850,000 common shares issuable by us upon the exercise of warrants held by Doral 18, LLC, 350,000 of which are offered pursuant to this prospectus. Does not include shares issuable upon exercise of the exchange rights that may accrue in the future under the Secured Term held by Doral. If we elect not to redeem the accrued interest on the $2,000,000 Secured Term Note on each monthly due date, the holder of the Secured Term Note will automatically receive the right to exchange (immediately or at any later date during the term) such amount into common shares at an exchange price equal to 75% of the average closing price of the Common Shares as reported by Bloomberg for the five preceding trading days. As required by a registration rights agreement with Doral, we have registered 10,027,170 common shares on behalf of Doral with respect to the Exchangeable Term Note. The Exchangeable Term Note was cancelled on December 28, 2001 after a total of 824,799 common shares were issued under exchange rights that accrued under the Exchangeable Term Note.
(4) Under the terms of the Secured Term Note and Warrants held by Doral, Doral is prohibited from exercising any accrued exchange rights or warrants if, after such exercise, it would beneficially own more than 4.999% of the outstanding common shares. But for the effect of such provision, Doral would beneficially own 6.4% of the outstanding common shares.
(5) Includes 1,500,000 common shares issuable by us upon the exercise of warrants held by Mr. Schnur. The 750,000 Common Shares that were offered by Mr. Schnur pursuant to this prospectus have been sold.
(6) Under the terms of the Warrants held by Mr. Schnur, the holder many not exercise any Warrants if, after such exercise, he/it would beneficially own more than 9.999% of the outstanding common shares. But for the effect of such provision, Mr. Schnur would beneficially own 12.8% of the outstanding common shares.
(7) The MBRT Trust is an irrevocable trust established by William P. Long, President of the Company, and is administered by an independent trustee for the benefit of the children of Mr. Long. Mr. Long disclaims any beneficial interest in the common shares owned by the MBRT Trust.
(8) Includes 125,000 common shares issuable by us upon the exercise of warrants held by such entity.
(9) Includes 50,000 common shares issuable by us upon the exercise of warrants held by such entity.
(10) Includes 250,261 common shares issuable by us upon the exercise of warrants held by such entity.
(11) The 83,333 common shares issuable by us upon the exercise of warrants held by such entity that were offered pursuant to this prospectus have been sold.
(12) Includes 75,000 common shares issuable by us upon the exercise of warrants held by such entity.
(13) Includes 75,078 common shares issuable by us upon the exercise of warrants held by such entity.
(14) Includes 2,925,339 common shares issuable by us upon the exercise of warrants held by the selling shareholders.

         Doral 18, LLC is a Cayman Islands limited liability company and private investment fund that is owned by all of its investors and managed by JE Matthew LLC. JE Matthew LLC, of which David White and John Fern are managers, has voting and investment control over the shares listed above as beneficially owned by Doral 18, LLC.

         MBRT Trust is a Cayman Islands private trust established for the benefit of the children of William P. Long, President of Altair, and is managed by its trustee, United European Bank. On behalf of United European Bank, Shayne Davis has voting and investment control over the shares listed above as beneficially owned by MBRT Trust.

         Gibson Family Limited Partnership is a family-owned limited partnership that is owned by all of its investors and managed by Tom Gibson, general partner. Tom Gibson has voting and investment control over the shares listed above as beneficially owned by Gibson Family Limited Partnership.

         Anderson LLC is a Cayman Islands limited liability company that is managed by Navigator Management Ltd. David Sims, Director of Navigator Management Ltd., has voting and investment control over the shares listed above as beneficially owned by Anderson LLC.

         Toyota on Western, Inc. is an Illinois corporation owned by Louis Schnur and Judy Schnur. Louis Schnur, President of Toyota on Western, Inc., has voting and investment control over the shares listed above as beneficially owned by Toyota on Western, Inc.

         De Jong & Associates, Inc. is a California corporation and operating business that is owned and controlled by Ron de Jong, who has voting and investment control over the shares listed above as beneficially owned by de Jong & Associates, Inc.

         Ladenburg Thalmann & Co., Inc. is a corporation engaged in the full service investment banking and brokerage business. The board of directors of Ladenburg Thalmann & Co., Inc. has voting and investment control over the shares listed above as beneficially owned by Ladenburg Thalmann Co., Inc.

         We believe that the selling shareholders who are individuals have sole voting and investment power with respect to all shares shown as beneficially owned by them. We believe that voting and investment power with respect to shares shown as beneficially owned by selling shareholders who are entities resides with the individuals identified in the preceding seven paragraphs. There can be no assurance that any of the shares offered hereby will be sold.

                 Private Placement of Shares, Warrants and Notes

Doral 18, LLC
-------------

On December 15, 2000, pursuant to a securities purchase agreement, we sold Doral 18, LLC a warrant to purchase 350,000 common shares and a $7,000,000 10% Asset-Backed Exchangeable Term Note. On December 28, 2001, pursuant to a note termination and issuance agreement, the Exchangeable Term Note was terminated and the exercise price of the warrant was reduced to $1.50 per share. In connection with the note termination and issuance agreement and the termination of the Exchangeable Term Note, we repaid $2,500,732 in principal and issued a new $2,000,000 Secured Term Note, 200,000 warrants to purchase common shares and a conditional warrant that vests at the rate of 25,000 shares for each $.50 increase in the price of the Company's common shares to or above $2.00 per share. The $2,000,000 Secured Term Note does not permit exchange of principal amounts for common shares.

         The warrant has an exercise price of $1.50, and is exercisable at any time on or before the earlier of (a) December 15, 2005, and (b) the date 60 days after we provide notice to the holder that the market price of the common shares has been equal to or greater than $12.00 for five consecutive days. The warrant includes standard anti-dilution provisions pursuant to which the exercise price and number of common shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

         The Exchangeable Term Note was in the principal amount of $7,000,000 and bore interest at a rate of 10% per annum. Under the Exchangeable Term Note, we were required to make monthly payments on or before the 15th day of each calendar month in the principal amount of $291,667 plus accrued interest. The Exchangeable Term Note was due and payable in full on December 15, 2003 but was terminated on December 28, 2001. A total of 824,799 common shares were issued upon the exercise of exchange rights that accrued under the Exchangeable Term Note.

Louis Schnur
------------

         Louis Schnur acquired 375,000 common shares and 375,000 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of August 4, 2000. The 375,000 warrants include warrants to purchase 187,500 common shares at an exercise price of $5 at any time prior to the earlier of (i) July 9, 2006, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $7.00 and warrants to purchase 187,500 common shares at an exercise price of $4 at any time prior to the earlier of (i) July 9, 2006, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $6.00. Notwithstanding the foregoing, pursuant to a Repricing Amendment to Common Share Purchase Warrants dated as of October 18, 2001, the warrants were amended to reduce the exercise price to $1 per share for a limited time period. All of the warrants were exercised during such time period.

         The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The warrants also contain a provision which provides that the holder may not exercise the warrant if such exercise would result in the holder, together with any affiliate thereof, beneficially owning in excess of 9.999% of our then issued and outstanding common shares.

         The shares that may be offered pursuant to this prospectus include the 375,000 common shares issued to Mr. Schnur and the common shares issuable upon the exercise of the warrants. Pursuant to a registration rights agreement dated as of August 4, 2000 and entered into in conjunction with the Schnur purchase agreement, we are obligated to file a registration statement registering the common shares, and shares issuable upon the exercise of warrants, acquired by Mr. Schnur on August 4, 2000.

MBRT Trust
----------

         MBRT Trust, an irrevocable trust for the benefit of the children of William P. Long, President of the Company, acquired 125,000 common shares and 125,000 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of August 4, 2000. The 125,000 warrants include warrants to purchase 62,500 common shares at an exercise price of $5 at any time prior to the earlier of (i) the fifth anniversary of the date the registration statement of which this prospectus is a part is first effective, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $7.00 and warrants to purchase 62,500 common shares at an exercise price of $4 at any time prior to the earlier of (i) the fifth anniversary of the date the registration statement of which this prospectus is a part is first effective, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $6.00. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the 125,000 shares issued to MBRT Trust and the 125,000 shares issuable upon the exercise of the warrants. In addition, the shares that may be offered pursuant to this prospectus include 100,000 shares acquired by MBRT Trust in a private placement completed on December 29, 1997 and previously registered on registration statement no. 333-45511.

         Pursuant to a registration rights agreement dated as of August 4, 2000 and entered into in conjunction with the MBRT purchase agreement, we are obligated to file a registration statement registering the common shares, and shares issuable upon the exercise of warrants, acquired by the MBRT Trust on August 4, 2000.

Gibson Family Limited Partnership
---------------------------------

         Gibson Family Limited Partnership acquired 50,000 shares and 50,000 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of August 22, 2000. The 50,000 warrants include warrants to purchase 25,000 common shares at an exercise price of $5 at any time prior to the earlier of (i) the fifth anniversary of the date the registration statement of which this prospectus is a part is first effective, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $7.00 and warrants to purchase 25,000 common shares at an exercise price of $4 at any time prior to the earlier of (i) the fifth anniversary of the date the registration statement of which this prospectus is a part is first effective, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $6.00. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the 50,000 common shares issued to the Gibson Family Limited Partnership and the common shares issuable upon the exercise of the warrants.

         Pursuant to a registration rights agreement dated as of August 22, 2000 and entered into in conjunction with the Gibson Family purchase agreement, we are obligated to file a registration statement registering the common shares, and shares issuable upon the exercise of warrants, acquired by the Gibson Family Limited Partnership on August 22, 2000.

De Jong and Associates
----------------------

         De Jong & Associates, Inc. acquired 75,000 warrants in a private placement pursuant to the terms of a consulting agreement dated as of February 15, 2000 in consideration of consulting services provided to us by de Jong. The warrants have an exercise price of $4.00 per share and are exercisable at any time on or before February 15, 2003. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the shares issuable upon the exercise of such warrants. The common shares issuable upon exercise of the warrants were previously registered on registration statement no. 333-36462.

Toyota on Western, Inc.
-----------------------

         Toyota on Western, Inc. acquired 83,333 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of March 3, 2000. Pursuant to the Toyota purchase agreement, among other things, we granted warrants to purchase 83,333 shares at the exercise price of $8.00 per share on or before the earlier of (i) March 3, 2004 and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of a common share on the Nasdaq National Market equals or exceeds $10.00. Notwithstanding the foregoing, pursuant to a Repricing Amendment to Common Share Purchase Warrants dated as of October 18, 2001, the warrants were amended to reduce the exercise price to $1 per share for a limited time period. All of the warrants were exercised during such time period.

         The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The warrants also contain a provision which provides that the holder may not exercise the warrant if such exercise would result in the holder, together with any affiliate thereof, beneficially owning in excess of 9.999% of our then issued and outstanding common shares.

         The shares that may be offered pursuant to this prospectus include the common shares issuable upon the exercise of the warrants. The common shares issuable upon exercise of the warrants were previously registered on registration statement no. 333-36462.

Ladenburg Thalmann & Co., Inc.
------------------------------

         On March 31, 2000, the Company granted Ladenburg Thalmann & Co., Inc. 75,078 Series N Warrants in return for serving as placement agent in connection with a private placement of common shares as of March 31, 2000. The warrants permit Ladenburg to purchase up to 75,078 shares at an exercise price of $6.75 (or pursuant to a cashless exercise provision) at any time on or before the earlier of (i) March 31, 2003 and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of a common share on the

Nasdaq National Market equals or exceeds $9.00. The cashless exercise provision permits the holder, in lieu of paying the exercise price, to tender the warrant certificate and receive a number of common shares equal in market value (defined to be the previous 10 days average closing bid price) to the difference between the aggregate market value of the common shares issuable upon exercise of the warrant, and the aggregate cash exercise price of the common shares issuable upon exercise of the warrant.

         The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the common shares issuable upon the exercise of the warrant. The common shares issuable upon exercise of the warrants were previously registered by the Company on registration statement no. 333-36462.

Anderson LLC
------------

         Anderson LLC acquired 250,261 warrants in a private placement pursuant to the terms of a common stock purchase agreement dated as of March 31, 2000. Pursuant to the Anderson purchase agreement, we granted Anderson warrants to purchase 250,261 shares at an exercise of $6.75 per share (or pursuant to a cashless exercise provision) at any time on or before March 31, 2003. The cashless exercise provision permits the holder, in lieu of paying the exercise price, to tender the warrant certificate and receive a number of common shares equal in market value (defined to be the previous 10 days average closing bid price) to the difference between the aggregate market value of the common shares issuable upon exercise of the warrant, and the aggregate cash exercise price of the common shares issuable upon exercise of the warrant.

         The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the common shares issuable upon the exercise of the warrants. The common shares issuable upon exercise of the warrants were previously registered on registration statement no. 333-36462.

                              PLAN OF DISTRIBUTION

         The Shares. The shares offered by this prospectus may be sold from time to time by the selling shareholders, who consist of the persons named as "selling shareholders" above and those persons' pledgees, donees, transferees or other successors in interest. The selling shareholders may sell the offered shares on the Nasdaq National Market, or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

          o a block trade in which a broker or dealer so engaged will attempt to sell the offered shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
          o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

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


          o ordinary brokerage transactions and transactions in which a broker solicits purchasers;
          o an exchange distribution in accordance with the rules of such exchange;
          o   privately negotiated transactions;
          o if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus; or
          o   any other method permitted pursuant to applicable law.

          The selling shareholders may also sell shares by means of short sales. Short sales involve the sale by a selling shareholder, usually with a future delivery date, of common shares that the seller does not own. Covered short sales are sales made in an amount not greater than the number of shares subject to the short seller's warrant, exchange right or other right to acquire common shares. A selling shareholder may close out any covered short position by either exercising its warrants or exchange rights to acquire common shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, a selling shareholder will likely consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which it may purchase common shares pursuant to its warrants or exchange rights.

          Naked short sales are any sales in excess of the number of shares subject to the short seller's warrant, exchange right or other right to acquire common shares. A selling shareholder must close out any naked position by purchasing shares. A naked short position is more likely to be created if a selling shareholder is concerned that there may be downward pressure on the price of the common shares in the open market.

          The existence of a significant number of short sales generally causes the price of the common shares to decline, in part because it indicates that a number of market participants are taking a position that will profitable only if the price of the common shares declines. Purchases to cover short sales may, however, increase the demand for the common shares and have the effect of raising or maintaining the price of the common shares.

          In making sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from such selling shareholders in amounts to be negotiated prior to the sale. Such selling shareholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions. If a selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to the Securities Act of 1933, setting forth:

          o   the name of each of the participating  broker-dealers,
          o   the number of shares  involved,
          o   the price at which the offered shares were sold,

          o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;
          o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
          o   any other facts material to the transaction.

          General. We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. In addition, in the event a selling shareholder effects a short sale of common shares, this prospectus may be delivered in connection with such short sale and the shares offered by this prospectus may be used to cover such short sale. To the extent, if any, that a selling shareholder may be considered an "underwriter" within the meaning of the Securities Act, the sale of the shares by it shall be covered by this prospectus.

         We have not retained any underwriter, broker or dealer to facilitate the offer or sale of the offered shares offered hereby. We will pay no underwriting commissions or discounts in connection therewith, and we will not receive any proceeds from the sale of the offered shares.

         In order to comply with the securities laws of certain states, if applicable, the offered securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the offered shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

                        DESCRIPTION OF OFFERED SECURITIES

         For a description of the common shares offered hereunder, please refer to the description of the common shares provided in the Registration Statement on Form 10-SB we filed with the SEC on November 25, 1996.

                                  LEGAL MATTERS
         The validity of the shares being offered hereby is being passed upon for us by Goodman and Carr LLP, Ontario, Canada.

                                     EXPERTS
         The financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2000, as amended, and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
         As permitted by SEC rules, this prospectus does not contain all of the information that prospective investors can find in the Registration Statement or the exhibits to the Registration Statement. The SEC permits us to incorporate by reference into this prospectus information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except as superseded or modified by information contained directly in this prospectus or in a subsequently filed document that also is (or is deemed to be) incorporated herein by reference.

         This prospectus incorporates by reference the documents set forth below that we (File No. 1-12497) have previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These documents contain important information about the Company and its financial condition.

(a) Our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on April 2, 2001, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 17, 2001, Amendment No.2 on Form 10-K/A filed with the SEC on May 2, 2001, Amendment No. 3 on Form 10-K/A filed with the SEC on May 9, 2001, and Amendment No. 4 on Form 10-K/A filed with the SEC on June 8, 2001

(b) Our Current Report on Form 8-K filed with the SEC on March 23, 2001, as amended by an Amendment No. 1 on Form 8-K/A filed with the SEC on March 28, 2001.

(c) Our Current Report on Form 8-K/A filed with the SEC on December 26, 2000, as amended by an Amendment No.1 on Form 8-K/A filed with the SEC on April 18, 2001, as amended by an Amendment No.2 on Form 8-K/A filed with the SEC on January 4, 2002.

(d) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed with the SEC on May 14, 2001.

(e) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the SEC on August 14, 2001.

(f) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed with the SEC on November 9, 2001.

(g)               Our  Current  Report on Form 8-K filed with the SEC on January
                  4, 2002.

(h) The description of the common shares contained in our Registration Statement on Form 10-SB filed with the SEC on November 25, 1996, including any amendment or report filed under the Exchange Act for the purpose of updating such description.

         We hereby incorporate by reference all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site (http://www.sec.gov) that makes available to the public reports, proxy statements, and other information regarding issuers, such as the Company, that file electronically with the SEC.

         In addition, we will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Please direct written requests for such copies to the Company c/o Mineral Recovery Systems at 230 South Rock Boulevard, Suite 21, Reno, Nevada 89502, U.S.A., Attention: Ed Dickinson, Chief Financial Officer. Telephone requests may be directed to the office of the Director of Finance at (800) 897-8245.

         Our common shares are quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

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

=========================================================================================================


We have not  authorized  any  dealer,  salesperson  or
other  person  to give any  information  or  represent
anything  not  contained  in  this  prospectus.   This
prospectus   does  not   offer  to  sell  or  buy  any                     12,060,842 Common Shares
securities in any  jurisdiction  where it is unlawful.
The  information  in this  prospectus is current as of
January 4, 2002.

         -----------------------
                                                                           ALTAIR INTERNATIONAL INC.

                                                                           12,060,842 COMMON SHARES






                                                                                ---------------

                                                                                  Prospectus
                                                                                ---------------







                                                                                January 4, 2002

=========================================================================================================


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